For Immediate Release

Patrick Industries Reports Increased Third Quarter Results

Difficult Industry Conditions, Company Nearly Triples Quarterly Earnings

ELKHART, Ind., October 20, 2006 – Patrick Industries, Inc. (Nasdaq: PATK), today announced that its net earnings for the quarter ended September 30, 2006 nearly tripled compared to last year’s third quarter, on a 12% increase in net sales.

Patrick, a leading manufacturer and distributor of building and component products for the Recreational Vehicle (RV), Manufactured Housing (MH) and Industrial markets, reported net earnings of $0.4 million, or $0.08 per share, on net sales of $90.8 million for the third quarter of 2006, compared with net earnings of $0.1 million, or $0.03 per share, on net sales of $81.1 million for the same period in 2005.

“While market conditions in the RV and MH industry began to soften in the second and third quarters, we were able to maintain momentum in executing our strategic plan and improve our results compared to the prior year,” said Paul E. Hassler, President and CEO of Patrick Industries. “Our increased sales led to increased profitability, as we continued to keep fixed costs comparable from period to period, and remain focused on investing in new product development. Though we expect the RV and MH markets to remain soft as we head into 2007, we are pleased with our progress year-to-date and believe we have established a solid foundation for future growth.”

For the nine months ended September 30, 2006, Patrick reported net earnings of $2.4 million, or $0.50 per share, on net sales of $274.8 million, compared to net earnings of $0.2 million, or $0.05 per share, on net sales of $239.5 million for the same period of last year.

The combined MH and RV market sectors represent 73% of the Company’s sales for the nine months ended September 30, 2006. Industrial and other sales, which include sales to the kitchen cabinet, office furniture, store fixtures and other industries, represent approximately 27% of the Company’s sales for the same period.

Operating income increased 66% to $1.1 million for the third quarter of 2006 compared to operating income of $0.7 million in the third quarter of 2005. For the nine-month period ending September 30, 2006, Patrick reported operating income of $5.2 million, or more than triple the $1.5 million of operating income reported for the same period in 2005. The third quarter of 2006 includes approximately $0.5 million of incremental acquisition costs related to the Company’s investigation of strategic growth opportunities.

“Our new product introductions are starting to take hold and gain market share, which we expect will add to our growth over the next six to twelve months,” said Mr. Hassler. “Year-to-date, we have seen almost $2 million in top-line growth from new products. During the quarter, we also were able to leverage our strong balance sheet and relationships with key raw material suppliers to tactically drive our inventory position and make us more competitive. We also continue to explore strategic, accretive acquisition opportunities to further drive growth and shareholder value.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and a distributor of building products serving the Manufactured Housing, Recreational Vehicle, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial markets and operates coast-to-coast through locations in 13 states. Patrick’s major manufactured products include cabinet and wall components, countertops, adhesives, and aluminum extrusions. The Company also distributes drywall and drywall finishing

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products, interior passage doors, flooring, vinyl and cement siding, ceramic tile, high pressure laminates, and other miscellaneous products.

Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities for existing products, plans and objectives of management, markets for the Company’s common stock and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Forward-looking statements, including, without limitation, those relating to our future business prospects, revenues and income, wherever they occur in this press release, are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made, and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by forward-looking statements. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath, Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

Patrick Industries, Inc. / Page 3 of 3

PATRICK INDUSTRIES, INC.

UNAUDITED FINANCIAL HIGHLIGHTS

INCOME STATEMENT

(dollars in 000’s except per share amounts)	THREE MONTHS ENDED		NINE MONTHS ENDED
	SEPTEMBER 30,		SEPTEMBER 30,
	2006	2005	2006	2005

Net sales	$90,849	$81,132	$274,822	$239,507
Cost of goods sold	80,321	71,905	241,593	211,914
Gross profit	10,528	9,227	33,229	27,593
Warehouse and delivery expenses	3,720	3,351	11,643	10,333
Selling, general, and administrative expenses	5,699	5,208	16,413	15,755
Operating income	1,109	668	5,173	1,505
Financial expense, net	446	436	1,105	1,095
Income before income taxes	663	232	4,068	410
Income taxes	257	93	1,650	164
NET INCOME	$406	$139	$2,418	$246

INCOME PER COMMON SHARE	$0.08	$0.03	$0.50	$0.05

Weighted average shares outstanding	4,890	4,780	4,862	4,763

BALANCE SHEET

	2006	2005
CURRENT ASSETS
Cash and cash equivalents	$530	$209
Trade receivables, net	25,584	24,426
Inventories	48,106	36,176
Prepaid expenses	836	981
Deferred tax assets	1,141	1,658
Total current assets	76,197	63,450

PROPERTY AND EQUIPMENT, NET	41,332	39,130

OTHER ASSETS	2,887	2,885

TOTAL ASSETS	$120,416	$105,465

CURRENT LIABILITIES
Current maturities of long-term debt	$2,767	$2,072
Short-term borrowings	9,861	- - -
Accounts payable and accrued liabilities	23,893	21,884
Total current liabilities	36,521	23,956

LONG-TERM DEBT LESS CURRENT MATURITIES	15,100	17,728

DEFERRED LIABILITIES AND OTHER	2,918	2,622

SHAREHOLDERS’ EQUITY	65,877	61,159

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$120,416	$105,465